ARTICLES OF AMENDMENT
                              STATUS MODIFICATION

1.     The  name  of  the  corporation  is:  Alpha  Communications  Corp.

2.     The  name  of  the  corporation  is  changed  to:  Lingo  Media.

3.     Date  of  incorporation:  April  22,  1996

4. The articles of the corporation are amended as follows: to change the name of the corporation to Lingo Media, Inc.

5. The amendment has been duly authorized as required by Sections 168 & 170 of the Business Corporation Act.

6. The resolution authorizing the amendment was approved by the shareholders / directors of the corporation on July 4, 2000.

The  articles  are  signed  in  duplicate


    ALPHA  COMMUNICATIONS  CORP.

    /s/  Michael  Kraft
    -----------------------------
    Michael  Kraft

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